SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

     This Second Amendment to Loan and Security Agreement is entered into as of March 31, 2004 by and among SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and having a loan production office at 1660 International Drive, Suite 600, McLean, Virginia 22102 and MANUGISTICS GROUP, INC., a corporation organized under the laws of the State of Delaware whose address is 9715 Key West Avenue, Rockville, Maryland 20850 (the “Company”), and MANUGISTICS, INC., a corporation organized under the laws of the State of Delaware whose address is 9715 Key West Avenue, Rockville, Maryland 20850, and any Persons who are now or hereafter made parties to the Loan Agreement (as hereinafter defined) (each a “Borrower” and collectively, “Borrowers”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrowers to Bank, Borrowers are indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated April 12, 2002 (as amended and as may be further amended from time to time, the “Loan Agreement”). The Loan Agreement provides for, among other things, a committed equipment line in the original principal amount of Five Million Dollars ($5,000,000) (the “Equipment Facility”). In addition, (a) pursuant to that certain Loan and Security Agreement of even date herewith by and among the Borrowers and Bank, Bank has agreed to make an additional committed equipment line (the “Second Equipment Facility”) to Borrowers in the maximum principal amount of Five Million Dollars ($5,000,000) and (b) pursuant to that certain Loan Agreement dated January 14, 2003 by and among Borrowers and Bank, Bank has agreed to make a revolving line of credit (the “Revolving Facility”) to Borrowers. in the maximum principal amount of Twenty Million ($20,000,000). Hereinafter, all indebtedness owing by Borrowers to Bank under the Equipment Facility shall be referred to as the “Indebtedness.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement. Hereinafter, the Loan Agreement, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

     A. Modifications to Equipment Facility.

          (i) Section 2.1.2(c) of the Loan Agreement is amended and restated in its entirety as follows:

(c) Interim Payment. In addition to the Scheduled Payments, on the Funding Date for each Equipment Advance (unless the Funding Date is the first Business Day of the month) Borrowers shall pay to Bank, on behalf of Bank, the projected interest to accrue from the Funding Date to the first Payment Date, at the Basic Rate.

          (ii) Sections 2.1.2(e) and (f) of the Loan Agreement are amended and restated in their entirety as follows:

(e) Mandatory Prepayment Upon an Acceleration. If the Equipment Advances are accelerated following the occurrence of an Event of Default or otherwise (other than following an Event of Loss), then Borrowers will immediately pay to Bank (i) all unpaid Scheduled Payments (including principal and interest) with respect to each Equipment Advance, (ii) all outstanding principal, (iii) all accrued unpaid interest, including the default rate of interest, to the date of the prepayment, (iv) the Prepayment Fee, and (v) all other sums, if any, that shall have become due and payable with respect to any Equipment Advance.

(f) Permitted Prepayment of Loans. Borrowers shall have the option to prepay any Equipment Advance (or all Equipment Advances) advanced by Bank under this Agreement, provided Borrowers (i) provide written notice to Bank of its election to prepay such Equipment Advance at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of the prepayment (A) all outstanding principal; (B) all unpaid accrued interest to the date of the prepayment; (C) a prepayment fee (the “Prepayment Fee”) equal to (i) one and one half of one percent (1.5%) of the amount prepaid if the prepayment occurs within the first twelve (12) months from the date of the Equipment Advance; (ii) one percent (1%) of the amount prepaid if the prepayment occurs after the first twelve (12) months, and prior to the twenty fourth (24th) month from the date of the Equipment Advance; and (iii) one half of one percent (.5%) of the amount prepaid at all times after the first twenty four (24) months from the date of the Equipment Advance; and (D) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement. Notwithstanding the foregoing, Borrower shall not be required to pay the Prepayment Fee in the event it elects to pay the Obligations in full within thirty (30) days of obtaining knowledge that all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement have been transferred, sold or assigned as permitted under Section 12.1 herein.

          (iii) Section 6.3 of the Loan Agreement is amended and restated in its entirety as follows:

          Section 6.3 Financial Covenants.

     Borrowers will maintain as of the last day of each fiscal quarter:

(a) Quick Ratio. A ratio of (i) Quick Assets to (ii) Current Liabilities, plus long term Indebtedness to Bank and issued letters of credit under the Committed Revolving Line minus deferred revenue of at least 1.75 to 1.00.

(b) Tangible Net Worth. A Tangible Net Worth of at least $130,000,000 as of the quarter ending May 31, 2004, $140,000,000 as of the quarters ending August 31, 2004 and November 30, 2004, and $150,000,000 for the quarter ending February 28, 2005, and thereafter at such levels as agreed to by Bank based upon the Company’s projections.

          (iv) Section 6.6 of the Loan Agreement is amended and restated in its entirety as follows:

          Section 6.6 Deposit Accounts.

     Borrowers will at all times, maintain not less than $50,000,000 in cash and/or investments with Bank and/or its Affiliates. Funds may be maintained in investment vehicles or operating accounts at the Borrower’s discretion. Borrowers agree that in the event that Borrowers request that any such amounts required to be maintained herein be held in an investment or other account with any Affiliate of Bank, Borrowers shall promptly execute and deliver an Account Control Agreement to Bank in Bank’s standard form.

          (v) Section 6.7(b) of the Loan Agreement is amended and restated in its entirety as follows:

(b) during the continuance of an Event of Default, on or before the Payment Date after such Event of Loss for each such item of Financed Equipment subject to such Event of Loss, Borrowers will, at Bank’s option, pay to Bank an amount equal to all accrued interest to the date of the prepayment, plus all outstanding principal, plus a prepayment fee equal to (i) one and one half of one percent (1.5%) of the amount prepaid if the prepayment occurs within the first twelve (12) months from the date of the Equipment Advance; (ii) one percent (1%) of the amount prepaid if the prepayment occurs after the first twelve (12) months, and prior to the twenty fourth (24th) month from the date of the Equipment Advance; and (iii) one half of one percent (.5%) of the amount prepaid at all times after the first twenty four (24) months from the date of the Equipment Advance, plus all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

          (vi) Section 7.2 of the Loan Agreement is amended and restated in its entirety as follows:

          7.2 Changes in Business, Ownership, Management or Business Locations.

     Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its senior management, unless such senior management is replaced with an individual or individuals with comparable experience and qualifications in Borrower’s good faith business judgment within 120 days or any Person or group of Persons acting in concert shall acquire more thirty five percent (35%) (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies and advises Bank of the venture capital investors prior to the closing of the investment), except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (ii) Borrowers remain in compliance with Section 6.3 hereof following any such transaction. A Subsidiary may merge or consolidate into another Subsidiary or into any Borrower. Borrower will not, without at least thirty (30) days prior written notice, change its state of formation, or change the locations where the Collateral is located as set forth in the Schedule or as previously disclosed to Bank.

          (vii) Section 7.3 of the Loan Agreement is amended and restated in its entirety as follows:

          Section 7.3 Mergers or Acquisitions.

     Merge or consolidate, or permit any of its Material Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (a “Target”), except (a) a Subsidiary may merge or consolidate into another Subsidiary or into any Borrower (b) in connection with a Permitted Acquisition (as hereinafter defined). Borrower may acquire by merger, stock purchase, asset purchase or otherwise, all or substantially all the assets of any Person or make any investments in any such Person (each a “Permitted Acquisition” and collectively, the “Permitted Acquisitions”) during the existence of this Agreement without Bank’s consent, provided, however, that each of the following conditions precedent are in satisfied:

(i) After giving effect to such Permitted Acquisition, Borrower shall continue to be in compliance with the financial covenants set forth in Section 6.3 hereof;

(ii) The net cash consideration (after adding any cash and cash equivalents to be acquired through the acquisition of the Target) for any single Permitted Acquisition does not exceed Fifteen Million Dollars ($15,000,000) and the aggregate net cash consideration of all Permitted Acquisitions within a single fiscal year does not exceed Thirty Million Dollars ($30,000,000) (the “Acquisition Cap”);

(iii) The Person being acquired (“Target”) is a going concern;

(iv) With respect to any Permitted Acquisitions financed with the Company’s equity, the number of the shares of the Company’s common stock issued as consideration for any single Permitted Acquisition does not exceed twenty percent (20%) of the number of the shares of the Company’s issued and outstanding common stock on the closing date of such Permitted Acquisition;

(v) After giving affect to the Permitted Acquisition, the Borrowers’ current Senior Management remains actively involved in the ongoing business of each Borrower (subject to changes in Senior Management permitted by Section 7.2 hereof); and

(vi) After giving affect to the Permitted Acquisition, there shall not exist any Event of Default under this Agreement or any of the Loan Documents.

For purposes hereof, only cash consideration incurred in connection with each Permitted Acquisition (not the value of non-compete agreements and the value of assets, stock, warrants, or other property transferred, pledged or given in connection with any Permitted Acquisition) shall be included in the calculation of the Acquisition Cap, if such Target is a Material Subsidiary.

Upon completion of each Permitted Acquisition, Borrowers shall at Borrowers’ expense, cause each Target which is organized in the United States to be added as a co-obligor on this Agreement and the Loan Documents.

          (ix) Section 7.8 of the Loan Agreement is amended and restated in its entirety as follows:

          Section 7.8 Subordinated Debt.

     (a) Make any Material Subordinated Debt Modification to any document relating to the Subordinated Debt without Bank’s prior written consent, or (b) make any payment on the Subordinated Debt, provided, however, that (i) Borrowers are permitted to make payments (“Permitted Conversion Payments”) of up to Ten Million Dollars ($10,000,000) in the aggregate in any twelve-month period in connection with the conversion of Subordinated Debt into equity so long as such payments are not payments of principal or interest, but are additional consideration paid to the holders of the Subordinated Debt in connection with such conversion, and provided, further, that Permitted Conversion Payments may only be made if such Permitted Conversion Payments are approved by the Board of Directors of the Company, and further provided that at the time of and on a pro forma basis after giving effect to such Permitted Conversion Payments, no Event of Default shall have occurred or would thereby occur under any Loan Document, and (ii) Borrowers are permitted to make payments on the Subordinated Debt from proceeds of sales of the Company’s capital stock from and after the date hereof, provided that at the time of and on a pro forma basis after giving effect to such payments, no Event of Default shall have occurred or would thereby occur under any Loan Document.

          (x) The definitions of “Permitted Indebtedness”, “Permitted Investments” and “Tangible Net Worth” set forth in Section 13.1 of the Loan Agreement are amended and restated in their entirety as follows:

          “Permitted Indebtedness” is:

     (a) Borrowers’ indebtedness to Bank under this Agreement or any other Loan Document;

     (b) Indebtedness existing on the Closing Date and shown on the Schedule and any Indebtedness hereafter incurred for the purpose of refinancing such existing Indebtedness, provided the principal amount of such Indebtedness does not increase as a result of such refinancing (it being understood that the Indebtedness permitted under this clause shall be in addition to the Indebtedness permitted under any of the other clauses of this definition of Permitted Indebtedness);

     (c) Subordinated Debt;

     (d) Indebtedness to trade creditors and other account payables incurred in the ordinary course of business;

     (e) Unsecured Indebtedness of the Company and certain of its Subsidiaries in the maximum aggregate principal amount of Ten Million Dollars ($10,000,000), provided the maturity date of all such Indebtedness is not less than one hundred eighty (180) days after the Revolving Maturity Date;

     (f) Indebtedness under capital leases and purchase money obligations provided such Indebtedness does not exceed Fifteen Million Dollars ($15,000,000) in the aggregate for all Borrowers;

     (g) Guaranty obligations of the Company or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Company or any Subsidiary; and

     (h) Indebtedness not otherwise permitted under subsections (a) through (g) above to the extent that such Indebtedness does not exceed Ten Million Dollars ($10,000,000) in the aggregate for all Borrowers.

               “Permitted Investments” are:

     (a) Investments shown on the Schedule and existing on the Closing Date;

     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 2 years from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 2 years after issue;

     (c) Investments made in accordance with any investment policy approved by the Company’s Board of Directors; and

     (d) Investments in any Subsidiary of Borrower which is not a Borrower under this Agreement, provided that (a) all such Investments in the aggregate do not exceed $10,000,000 in any 12-month period and (b) no Event of Default exists at the time of any such Investment or would exist after giving effect to any such Investment.

     “Tangible Net Worth” is on any date, the total assets of the Company and its consolidated Subsidiaries minus (i) any amounts attributable to (a) goodwill and, (b) other intangible assets such as acquired technology, customer relationships, patents, trade and service marks and names, copyrights and capitalized software costs, and (ii) Total Liabilities.

          (xi) The following additional definitions are added to Section 13.1 of the Loan Agreement:

“Material Subordinated Debt Modification” means any amendment or modification to any instrument, agreement or other document relating to the Subordinated Debt or any other action in connection with the Subordinated Debt that, individually or in combination with other amendments, modifications or actions, (a) increases the interest rate, fees or expenses due under the Subordinated Debt, (b) increases the maximum principal amount of the Subordinated Debt, (c) accelerates the due date or maturity date of all or part of the Subordinated Debt, (d) changes the collateral, if any, for the Subordinated Debt or (e) otherwise has a material adverse effect on Borrower’s ability to pay and perform its obligations in favor of Bank or the validity or priority of Bank’s security interest in the Collateral.

“Quick Ratio” is unrestricted cash, cash equivalents and investments at Bank plus total accounts receivable divided by total current liabilities plus long-term Bank debt and issued letters of credit and minus deferred revenue.

“Senior Management” is each of the following persons: the Chief Executive Officer, Chief Financial Officer and Senior Vice President and General Counsel.

          (xii) Exhibit C to the Loan Agreement is replaced in its entirety with Exhibit C attached hereto.

4. Designated Senior Indebtedness. The Company represents, warrants and agrees with the Bank that the Obligations under the Existing Loan Documents shall at all times be deemed to be “Designated Senior Indebtedness” under that certain Indenture dated October 20, 2000 between the Company and State Street Bank and Trust Company as the same may from time to time be amended, restated or otherwise modified (the “Indenture”). The Company further represents and warrants that the Indenture has not been amended, restated or otherwise modified except as set forth in the Schedule.

5. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

6. NO DEFENSES OF BORROWERS. Borrowers agree that they have no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Each Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrowers’ representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Second Amendment to Loan and Security Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Second Amendment to Loan and Security Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Second Amendment to Loan and Security Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrowers to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Second Amendment to Loan and Security Agreement. The terms of this paragraph apply not only to this Second Amendment to Loan and Security Agreement, but also to all subsequent amendments to loan and security agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     This Second Amendment to Loan and Security Agreement is executed as of the date first written above.

BORROWERS:

MANUGISTICS GROUP, INC.

By: /s/ Raghavan Rajaji

Name: Raghavan Rajaji
Title: Executive Vice President and Chief Financial Officer

MANUGISTICS, INC.

By: /s/ Raghavan Rajaji

Name: Raghavan Rajaji
Title: Executive Vice President and Chief Financial Officer

BANK:

SILICON VALLEY BANK

By: /s/ Megan Scheffel

Name: Megan Scheffel
Title: Vice President